UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐    Soliciting Material Pursuant to § 240.14a-12

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Williams Center
Tulsa, Oklahoma 74172

MICHAEL N. MEARS
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER OF THE
GENERAL PARTNER
February 24, 2012
To our Limited Partners:
You are cordially invited to attend the 2012 annual meeting of limited partners of Magellan Midstream Partners, L.P. to be held on Tuesday, April 24, 2012 in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, commencing at 10:00 a.m. Central Time. A notice of the annual meeting, proxy statement and proxy card are enclosed. We also have enclosed our Annual Report and Form 10-K for the fiscal year ended December 31, 2011.
At this year’s meeting, you will be asked to elect two Class I directors to our general partner’s board of directors, approve an advisory resolution on our executive compensation and ratify the appointment of Ernst & Young LLP as our independent auditors for 2012. The board of directors of our general partner unanimously recommends that you approve each of these proposals. I urge you to read the accompanying proxy statement for further details about the proposals.
Your vote is important to us and our business. Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. Whether or not you plan to attend the annual meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. You also may vote by following the internet or telephone voting instructions on the proxy card. We look forward to your participation.
Sincerely,

Michael N. Mears

MAGELLAN MIDSTREAM PARTNERS, L.P.
One Williams Center
Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS
TO BE HELD ON APRIL 24, 2012
To the Limited Partners of Magellan Midstream Partners, L.P.:
The annual meeting of limited partners of Magellan Midstream Partners, L.P. will be held in the Williams Resource Center at One Williams Center, Tulsa, Oklahoma, on April 24, 2012 at 10:00 a.m. Central Time to consider the following matters:
1. The election of two Class I directors to our general partner’s board of directors to serve until the 2015 annual meeting of limited partners;
2. An advisory vote on executive compensation;
3. The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2012; and
4. The transaction of any other business as may properly come before the annual meeting or any adjournments thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders with respect to the foregoing proposals.
Only unitholders of record at the close of business on February 24, 2012 are entitled to attend or vote at the annual meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials
for the Unitholder Meeting to Be Held on April 24, 2012

In addition to delivering paper copies of these proxy materials to you by mail, this notice      together with the accompanying proxy statement, form of proxy and annual report are available at www.magellanlp.com.

Your vote is important! Except on the ratification of our independent auditor proposal, your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.
By Order of the Board of Directors
of Magellan GP, LLC, general partner
of Magellan Midstream Partners, L.P.
Suzanne H. Costin
Secretary
Tulsa, Oklahoma
February 24, 2012

MAGELLAN MIDSTREAM PARTNERS, L.P.
Proxy Statement
For
Annual Meeting of Limited Partners
To Be Held on April 24, 2012
These proxy materials, which we will begin mailing to our unitholders on or about March 2, 2012, are being furnished to you in connection with the solicitation of proxies by and on behalf of the board of directors of Magellan GP, LLC, a Delaware limited liability company, acting in its capacity as the general partner of Magellan Midstream Partners, L.P., a Delaware limited partnership, for use at Magellan Midstream Partners, L.P.’s 2012 annual meeting of limited partners or at any adjournments thereof (the “annual meeting”). The annual meeting will be held in the Williams Resource Center on April 24, 2012 at 10:00 a.m. Central Time at One Williams Center, Tulsa, Oklahoma 74172. Holders of record of common units at the close of business on February 24, 2012 were entitled to notice of, and are entitled to vote at, the annual meeting and any adjournments thereof, unless such adjournment is for more than 45 days, in which event our general partner’s board of directors will be required to set a new record date. Unless otherwise indicated, the terms “Partnership,” “Magellan,” “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with its subsidiaries.
Proposals
At our annual meeting, we are asking our unitholders to consider and act upon the election of two Class I directors to serve on our general partner’s board of directors until our 2015 annual meeting (the “Director Election Proposal”), an advisory vote on executive compensation (the “Executive Compensation Proposal”) and the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2012 (the "Ratification of Appointment of Independent Auditor Proposal").
Director Election Proposal
Directors serving on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding common units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Each common unit entitles the holder thereof as of the record date to one vote. On the Director Election Proposal, you may: (1) vote for the election of both nominees named herein; (2) withhold authority to vote for both nominees named herein; or (3) vote for the election of one of the nominees and withhold authority to vote for the other nominee.
Executive Compensation Proposal
The Executive Compensation Proposal is an advisory vote by our unitholders required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Although the advisory vote is non-binding, our compensation committee and the board of directors of our general partner will review the results and give serious consideration to the outcome of the vote. On the Executive Compensation Proposal, you may: (1) vote for the resolution; (2) vote against the resolution; or (3) abstain from voting on the resolution.
Ratification of Appointment of Independent Auditor Proposal
The independent registered public accounting firm of Ernst & Young LLP has been appointed by our audit committee to conduct the 2012 audit of our financial statements. Although unitholder ratification of the appointment of Ernst & Young LLP is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote.
Outstanding Common Units Held on Record Date
As of the record date, there were 113,100,436 outstanding common units that were entitled to notice of and are entitled to vote at the annual meeting.
Quorum Required
The presence, in person or by proxy, of the holders, as of the record date, of a majority of our outstanding common units is necessary to constitute a quorum for purposes of voting on the proposals at the annual meeting. Withheld and abstention votes will count as present for purposes of establishing a quorum at the annual meeting.

Abstentions and Broker Non-Votes
Under the applicable rules of the New York Stock Exchange (“NYSE”), brokers are permitted to vote a client’s proxy in their own discretion as to the Ratification of Appointment of Independent Auditor Proposal, but not on the other proposals if the broker has not received instructions from the unitholder. Accordingly, broker non-votes count as votes FOR the Ratification of Appointment of Independent Auditor Proposal, but do not count for voting on any of the other proposals. For purposes of the Director Election Proposal, only votes FOR or WITHHELD count; abstentions and broker non-votes are not counted. A “broker non-vote” occurs when a bank, broker or other holder of record holding units for a beneficial owner does not vote on a particular proposal because the record holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If you own units through a broker, you must give the broker instructions to vote your units in the Director Election Proposal and the Executive Compensation Proposal or your units will not be voted.
How to Vote
You may vote by internet, telephone, mail or in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by following the internet or telephone voting instructions on the proxy card or complete, sign and mail your proxy card in advance of the annual meeting.
Internet
Please go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium of voting your proxy.
Telephone
Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.
Mail
Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units will be represented at the annual meeting.
In Person
If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units as of the record date.
Revoking Your Proxy or Changing Your Telephone or Internet Vote
You may revoke your proxy before it is voted at the annual meeting as follows:

•	by delivering, before or at the annual meeting, a new proxy with a later date;

•	by delivering, on or before the business day prior to the annual meeting, a notice of revocation to the Secretary of our general partner at the address set forth in the notice of the annual meeting;

•	by attending the annual meeting in person and voting, although your attendance at the annual meeting, without actually voting, will not by itself revoke a previously granted proxy; or

•	if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.
You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 24, 2012 will be counted.
You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of the beginning of the annual meeting at 10:00 a.m. Central Time on April 24, 2012 will be counted.
Solicitation and Mailing of Proxies
The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by representatives of our general partner in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by representatives of our general partner to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., LLC to aid in the solicitation of proxies. The fees of Morrow & Co., LLC are $7,500, plus reimbursement of its reasonable out-of-pocket costs.
Only one annual report and proxy statement will be delivered to multiple unitholders sharing an address, if possible, unless we have received contrary instructions from one or more of the unitholders. Unitholders at a shared address to which a single copy of the proxy materials was delivered who would like to receive a separate or additional copy of the proxy materials (including with respect to those materials or other communications that may be delivered to unitholders in connection with future annual or special meetings of unitholders) should contact Morrow & Co., LLC at the contact information set forth below, and, upon receipt of such request, a separate copy of the proxy materials will be promptly provided. Unitholders who currently receive multiple copies of the proxy materials at their shared address and would like to request only one copy of any future materials or other communications should notify Morrow & Co., LLC of the same at the contact information set forth below. If you have questions about the annual meeting or need additional copies of this proxy statement or additional proxy cards, please contact our proxy solicitation agent as follows:
Morrow & Co., LLC
470 West Avenue
Stamford, Connecticut 06902
Email: MMP.info@morrowco.com
Phone (unitholders): (800) 607-0088
Phone (banks and brokerage firms): (203) 658-9400
Other Matters for 2012 Annual Meeting
We know of no matters to be acted upon at the annual meeting other than the proposals included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the annual meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in our best interests. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials
for the Unitholder Meeting to Be Held on April 24, 2012
This proxy statement together with a form of proxy and our 2011 annual report to unitholders are available at www.magellanlp.com.

DIRECTOR ELECTION PROPOSAL
We are a limited partnership. We do not have our own board of directors. We are managed and operated by the officers of, and are subject to the oversight of the board of directors of, our general partner. However, our general partner is a wholly owned subsidiary of ours.
The total number of directors on our general partner’s board of directors is currently set at eight and there is one vacancy. Proxies cannot be voted for a greater number of persons than the number of director nominees named. The terms of the directors of our general partner’s board are “staggered” and the directors are divided into three classes. One class of directors is elected at each annual meeting and, upon election, directors in that class serve for a term of three years, subject to a director’s earlier resignation, death or removal. If a director is elected to our general partner's board of directors to fill a vacancy, that director must be elected by our unitholders at the next annual meeting, regardless of the class in which the director is placed.
The Chairman of our general partner’s board of directors is also our President and Chief Executive Officer (“CEO”). Our general partner’s board of directors believes this board leadership structure is appropriate because our CEO works closely with our management team on a daily basis and is in the most knowledgeable position to determine the timing for board meetings and propose agendas for those meetings. However, any director can establish agenda items for a board meeting. As required by the rules of the NYSE, our general partner’s board of directors has appointed a director to preside at meetings of our independent directors. In addition, this director delivers the annual performance appraisal to our CEO and receives calls intended for our general partner’s board of directors through our Action Line. For more information about contacting our general partner’s board of directors, please see the section below entitled “Communications to our Board of Directors.”
At the annual meeting, our unitholders will consider and act upon a proposal to elect two Class I directors to our general partner’s board of directors to serve until the 2015 annual meeting. Both of the nominees have consented to serve as a director if so elected. The persons named as proxies in the accompanying proxy card, who have been designated by the board of directors of our general partner, intend to vote for the election of the director nominees unless otherwise instructed by a unitholder in a proxy card. If any nominee becomes unable for any reason to stand for election as a director of our general partner, the persons named as proxies in the accompanying proxy card will vote for the election of such other person or persons as the board of directors of our general partner may recommend and propose to replace such nominee.
Information concerning the Class I director nominees, along with information concerning the current Class II and Class III directors whose terms of office will continue after the annual meeting, is set forth below.
CLASS I DIRECTOR NOMINEES — If Elected, Term Expires at the 2015 Annual Meeting of Limited Partners
Robert G. Croyle, 69, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of Magellan Midstream Holdings, L.P. ("MGG"), a former affiliate. He served as Vice Chairman of the Board and Chief Administrative Officer of Rowan Companies, Inc., a major international offshore and land drilling contractor, from 2002 until 2006 and as Executive Vice President from 1993 to 2002. Prior to 1993, Mr. Croyle served as Vice President and General Counsel of Rowan Companies, Inc. He currently serves as a director of Rowan Companies, Inc. and served as a director of Boots & Coots International Well Control, Inc. from 2007 until its acquisition by Halliburton in 2010. Mr. Croyle is qualified to serve on our general partner’s board of directors because of his knowledge of the energy industry and extensive management and legal experience. Mr. Croyle's nomination was recommended by our general partner’s board of directors.
Barry R. Pearl, 62, has served as an independent director of our general partner since 2009. He is Executive Vice President of Kealine LLC (and its WesPac Energy LLC affiliate), a private developer and operator of petroleum infrastructure facilities, and has served in such capacity since 2007. From 2006 to 2007, he was an energy consultant. From 2002 to 2005, Mr. Pearl served as President and CEO of TEPPCO Partners, L.P. (“TEPPCO”), a refined products, crude oil and natural gas pipeline company, and as Chief Operating Officer ("COO") and President from 2001 to 2002. In addition, he served as a director of the general partner of TEPPCO from 2002 through 2005. From 1998 to 2001, he served as Vice President and Chief Financial Officer ("CFO") of Maverick Tube Corporation. He served in various executive positions for Santa Fe Pacific Pipeline Partners, L.P., a refined products pipeline company, from 1984 to 1998, including Vice President of Operations, Senior Vice President ("SVP") of Business Development and Planning and CFO. He serves as a director of Kayne Anderson Energy Development Company, Kayne Anderson Midstream/Energy Fund and the general partner of Targa Resources Partners, L.P. He served as a director of Seaspan Corporation from 2006 until 2010. Mr. Pearl is qualified to serve on our general partner’s board of directors because of his extensive operational and financial experience within the energy and publicly traded partnership sector. Mr. Pearl's nomination was recommended by our general partner’s board of directors.
CLASS II DIRECTORS — Term Expires at the 2013 Annual Meeting of Limited Partners
Walter R. Arnheim, 67, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. From 2000 until 2002, he was Executive Director of the Washington National Opera and was previously employed by Mobil Corporation for 32 years in a number of positions of increasing responsibility including Vice President of Planning and Treasurer. He currently serves as President of Mozaik Investment, a private equity firm, and Treasurer of Opera Lafayette. In 2004 and 2005, Mr. Arnheim served on the board of directors of Spinnaker Exploration until its acquisition by Norsk Hydro.  Mr. Arnheim is qualified to serve on our general partner’s board of directors because of his extensive energy-related experience in finance and strategic planning.
Patrick C. Eilers, 45, has served as a director of our general partner since 2003 and has been an independent director since 2009. He served as a director of the general partner of MGG from 2003 until 2009. Mr. Eilers is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, overseeing the firm’s energy, power and chemicals practice. Prior to joining Madison Dearborn Partners in 1999, he served as a Director with Jordan Industries, Inc., a private holding company, and as an Associate with IAI Venture Capital, Inc., a venture capital firm. He also played professional football with the Chicago Bears, the Washington Redskins and the Minnesota Vikings from 1990 to 1995. Mr. Eilers is qualified to serve on our general partner’s board of directors because of his financial and private equity experience with a variety of industries.

CLASS III DIRECTORS — Term Expires at the 2014 Annual Meeting of Limited Partners
James C. Kempner, 72, has served as an independent director of our general partner since 2009. From 2006 until 2009, he served as an independent director of the general partner of MGG. Since 2001, Mr. Kempner has been a private investor. He served as the President and CEO of Imperial Sugar Company (“Imperial”), a major refiner of sweeteners and marketer of food service products, from 1993 to 2001 and as Executive Vice President and CFO from 1988 to 1993. Prior to joining Imperial, he served for more than 10 years in several executive positions with Pogo Producing Company, an international oil and gas exploration company, including Treasurer and CFO. His career also includes nine years of investment banking experience with Lehman Brothers in the oil services industry. Mr. Kempner is qualified to serve on our general partner’s board of directors because of his extensive experience in finance and management.
Michael N. Mears, 49, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as COO. Mr. Mears was a SVP of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of The Williams Companies, Inc. (“Williams”) from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985. Mr. Mears is qualified to serve on our general partner’s board of directors because of his extensive commercial and operational experience in the energy industry.
James R. Montague, 64, has served as an independent director of our general partner since 2003. He has been retired since 2003. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico, Inc., an oil and gas exploration and production business. From 1996 to 2001, he served as President of two subsidiaries of International Paper Company (“International Paper”), IP Petroleum Company, an oil and gas exploration and production company, and GCO Minerals Company, a company that manages International Paper’s mineral holdings. From 2005 to 2006, Mr. Montague served as a director of Meridian Resource Corp. He currently serves as a director of Atwood Oceanics, Inc. and the general partner of Penn Virginia Resource Partners, L.P. Mr. Montague is qualified to serve on our general partner’s board of directors because of his extensive experience in various sectors of the petroleum industry.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE ELECTION OF ROBERT G. CROYLE AND BARRY R. PEARL TO CLASS I OF OUR GENERAL PARTNER’S BOARD OF DIRECTORS.
EXECUTIVE COMPENSATION PROPOSAL
We are seeking advisory unitholder approval of the compensation of our named executive officers (“NEOs”) as disclosed in the section of this proxy statement entitled “Compensation of Directors and Executive Officers.” Our compensation philosophy is designed to link each executive officer’s compensation to the achievement of our business and strategic goals, align their interests with those of our unitholders, recognize individual contributions and attract, motivate and retain highly-talented executive officers. Consistent with this philosophy, the components of our executive officers’ compensation include a base salary, a short-term non-equity award, a long-term equity award and a benefits package. We urge you to read the section below entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy. Our compensation committee and our general partner’s board of directors believe that our executive compensation program is effective in implementing our compensation philosophy and in achieving its goals.
This Executive Compensation Proposal provides our unitholders with the opportunity to approve or not approve, on an advisory basis, our executive compensation program through the following resolution:
“RESOLVED that the unitholders of Magellan Midstream Partners, L.P. (the “Partnership”) approve, on an advisory basis, the compensation of the Partnership’s NEOs, as described in the section in the proxy statement entitled “Compensation of Directors and Executive Officers,” in accordance with the compensation disclosure rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”
Although the advisory vote is non-binding, our compensation committee and general partner’s board of directors will review the results and give serious consideration to the outcome of the vote in future determinations concerning our executive compensation program.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE APPROVAL OF THE EXECUTIVE COMPENSATION PROPOSAL.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL
Our audit committee is responsible for selecting our independent registered public accounting firm and appointed Ernst & Young LLP to audit our financial statements for 2012. Ernst & Young LLP has audited our financial statements since 2001. Although unitholder ratification of the appointment of Ernst & Young LLP is advisory and not required, our audit committee and general partner's board of directors will review the results and give serious consideration to the outcome of the vote.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR PROPOSAL.
CORPORATE GOVERNANCE
Director Independence
The NYSE rules do not require the boards of directors of publicly traded limited partnerships to be made up of a majority of independent directors. However, with the exception of our Chairman, Michael N. Mears, all of our directors are independent and meet the independence and financial literacy requirements of the NYSE and the Securities and Exchange Commission ("SEC"). Based on all relevant facts and circumstances, including a review of all of our business relationships with companies where our directors may also serve as a director, our general partner’s board of directors affirmatively determined on January 25, 2012 that our independent directors have no material relationship with us or our general partner and meet the following categorical standards that are contained in our Corporate Governance Guidelines, which may be found on our website at www.magellanlp.com:

•
A director will not be considered independent if the director is, or has been within the last three years, our employee or an employee of our general partner, or if an immediate family member of a director is, or has been within the last three years, an executive officer, of us or our general partner; provided, however, that employment as an interim Chairman or CEO or other executive officer will not disqualify a director from being considered independent following that employment.

•
A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us or our general partner, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), will not be considered independent; provided, however, that the following need not be considered in determining independence under this test: (i) compensation received by a director for former service as an interim Chairman or CEO or other executive officer and (ii) compensation received by an immediate family member for service as an employee (other than an executive officer) of us or our general partner.

•
A director will not be considered independent if (i) the director or an immediate family member is a current partner of a firm that is our internal or external auditor; (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time.

•
A director or immediate family member who is, or has been within the last three years, employed as an executive officer of another company where any of our or our general partner’s present executive officers at the same time serves or served on that company’s compensation committee will not be considered independent.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or our general partner for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million, or 2% of such other company’s consolidated gross revenues, will not be considered independent; provided, however, that charitable organizations will not be considered “companies” for purposes of this test.

Risk Oversight
Our general partner’s board of directors oversees our enterprise risk management practices through an annual enterprise risk assessment and ensures we are adhering to our asset integrity risk program known as the System Integrity Plan (“SIP”). Our SIP is a comprehensive program that helps us identify and minimize the risks inherent in our operations and assets. It is a process-focused approach that defines how we design, construct, operate, maintain and manage our assets. It furthers our commitment to continuous improvement of environmental, health and safety performance. Our general partner’s board of directors receives a report each quarter regarding safety and environmental performance.

Our internal audit group annually conducts an enterprise risk assessment based on the “Internal Control” and “Enterprise Risk Management” — Integrated Frameworks issued by the Committee of Sponsoring Organizations of the Treadway Commission, also known as the COSO frameworks. The COSO frameworks effectively identify, assess and assist management and our general partner's board in managing the risks our businesses face, including strategic, operations, financial reporting and compliance and corporate governance risks. Our internal audit group presents the results of this enterprise risk management assessment annually to the audit committee of our general partner’s board of directors. Our audit committee uses the results of this assessment to set the audit schedule for our internal audit group, which reports to our audit committee on a quarterly basis.
In addition to our annual enterprise risk assessment and ongoing asset integrity risk program, we have conducted a compliance and ethics risk assessment to identify, validate and perform an analysis of whether or not we have unacceptable exposure to any laws and regulations applicable to our businesses such as environmental, pipeline safety, employment practices and financial reporting rules and regulations. Our Compliance and Ethics Officer uses the results of this assessment to develop focus areas for our Compliance and Ethics Program each year. Our general partner’s board of directors receives an annual report from our Compliance and Ethics Officer as to the actions we have taken in response to the identified focus areas.
Our general partner’s board of directors has developed a Delegation of Authority policy that specifically limits the maximum financial obligations that can be committed by the CEO. In addition, the policy identifies certain transactions or activities that can only be approved by our general partner’s board of directors. One authority reserved by our general partner’s board of directors is the approval of any amendments to our Commodity Management Policy. Our Commodity Management Policy specifically prescribes the type of commodity-related activities that can occur and also prescribes certain maximum commodity exposure limits, above which mitigation plans must be submitted to management. Our general partner's board of directors periodically receives updates from management on commodity-related activities and exposures and also periodically reviews this policy for any needed amendments.
In addition, each quarter in connection with regularly-scheduled board meetings and annually at a strategic planning board meeting, our executive officers report to our general partner’s board of directors on the various material risks facing us and our risk mitigation strategies. Based on the information provided through these various processes, our general partner’s board of directors actively evaluates the risks facing us and provides guidance as to the appropriate risk management strategy.
Meetings of the Board of Directors and its Committees
The board of directors of our general partner held eight board meetings, eight audit committee meetings and four compensation committee meetings, which is a total of 20 meetings during 2011. During 2011, no director attended fewer than 90% of: (1) the total number of meetings of our general partner’s board of directors held during the period for which he was a director; and (2) the total number of meetings held by all committees of the board on which he served during the periods that he served. Our general partner’s board of directors does not have a policy with respect to the board members’ attendance at annual meetings. At our 2011 annual meeting of limited partners, all of our directors were in attendance.
Board Committees
Our general partner’s board of directors has a standing audit committee and compensation committee.
Audit Committee. The members of our audit committee are Walter R. Arnheim, Patrick C. Eilers and Barry R. Pearl. Our general partner’s board of directors has determined that each of these directors meets the independence and financial literacy requirements of the NYSE. Mr. Arnheim is the chairman of our audit committee. Our general partner’s board of directors has determined that Mr. Arnheim is an audit committee financial expert. Our audit committee, among other things, reviews our external financial reporting, retains our independent registered public accounting firm, approves and pre-approves services provided by the independent registered public accounting firm and reviews procedures for internal auditing and the adequacy of our internal accounting controls. More information regarding the functions performed by our audit committee is set forth below in the section entitled “2011 Report of the Audit Committee.” Our general partner’s board of directors has adopted a written charter for our audit committee, which is available on our website at www.magellanlp.com.
2011 Report of the Audit Committee
The audit committee of the board of directors of Magellan GP, LLC, acting in its capacity as the general partner of the Partnership, oversees the Partnership’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements contained in the Annual Report on Form 10-K for the year ending December 31, 2011. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Partnership’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The audit committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards.
The audit committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented. The audit committee received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from management and the Partnership.
Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.
Dated: February 21, 2012
Submitted By:
Audit Committee
Walter R. Arnheim, Chair
Patrick C. Eilers
Barry R. Pearl
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.
Compensation Committee. The NYSE rules do not require publicly traded limited partnerships’ boards of directors to have a standing compensation committee. Nevertheless, our general partner’s board of directors has elected to have a compensation committee. The members of our compensation committee are Robert G. Croyle, James C. Kempner and James R. Montague, each an independent member of our general partner’s board of directors. Mr. Montague is the chairman of our compensation committee. Our compensation committee makes recommendations to our general partner’s board of directors with respect to all components of our general partner’s executive officers’ and directors’ compensation, with the exception of benefits, which are handled directly by our general partner’s board of directors. The board of directors of our general partner did not modify or reject in any material way any action or recommendation by our compensation committee during 2011. Our general partner’s board of directors has adopted a written charter for our compensation committee, which is available on our website at www.magellanlp.com.
Director Nominations
The NYSE rules do not require publicly traded limited partnerships’ boards of directors to have a standing nominating committee. It is the view of our general partner’s board of directors that it is not appropriate for us to have a standing nominating committee and, in lieu of such a committee, our entire board serves the function of a nominating committee. Each member of our general partner’s board of directors participates in the consideration of director nominees. Our general partner’s board of directors has not adopted a nominating committee charter.
The minimum qualifications that our general partner’s board of directors believes a candidate must meet in order to be recommended for nomination as a director are set forth in our Corporate Governance Guidelines, which have been approved by our general partner’s board of directors and are available on our website at www.magellanlp.com. Our general partner’s board of directors relies on its members to identify and evaluate nominees for director. Nominees recommended by unitholders will be evaluated by our general partner’s board of directors in the same manner as nominees recommended by a member of our general partner's board of directors. For more information on how to nominate an individual to our general partner’s board of directors, please see the section in this proxy statement entitled “Unitholder Proposals for 2013 Annual

Meeting of Limited Partners.” While our general partner’s board of directors has not adopted a formal policy with respect to director diversity, it considers it important to have a diversity of background, professional experience and education represented on our board and takes into consideration these attributes when evaluating a nominee.
Communications to our Board of Directors
The non-management members of our general partner’s board of directors meet regularly following quarterly board meetings. The presiding director at non-management board member meetings is Robert G. Croyle. You may send communications to our general partner’s board of directors by calling our Action Line at 1-888-475-9501. All messages received for our general partner's board of directors will be forwarded directly to Mr. Croyle.
EXECUTIVE OFFICERS OF OUR GENERAL PARTNER
John D. Chandler, 42, currently serves as SVP and CFO of our general partner. From 2003 until 2009, he served in the same capacities for MGG’s general partner. He was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams from 1999 to 2002, including working for us since our inception in 2000. Prior to Williams’ merger with MAPCO Inc. (“MAPCO”), Mr. Chandler held various accounting and finance positions since joining MAPCO in 1992.
Larry J. Davied, 54, currently serves as SVP, Operations and Technical Services, of our general partner. He was previously Vice President, Technical Services from 2007 until 2011 and served as Director, Technical Services from 2003 until 2007. Prior to joining Magellan, he worked for Williams as Director, System Integrity from 1998 to 2003. Mr. Davied was the General Manager, Technical Services with MAPCO from 1993 to 1998. Prior to MAPCO, he worked in various field and engineering leadership positions in gas processing, liquid pipeline transportation, refining, chemical plants and terminals in the oil and gas industry.
Lisa J. Korner, 50, currently serves as SVP, Human Resources and Administration, of our general partner. She served as Vice President, Human Resources and Director of Human Resources of our general partner from 2002 to 2006. Prior to joining us in 2002, she served as Executive Director of Human Resources Strategy and Human Resources — Information Systems for Williams from 2001 to 2002 and served as Director of Human Resources for Williams from 1999 to 2001. Ms. Korner also worked in various human resource management positions with MAPCO and Williams since 1989.
Douglas J. May, 41, currently serves as SVP, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner. He served as Vice President and Assistant General Counsel of our general partner from July 21, 2011 until January 2, 2012. Mr. May joined us February 1, 2011 as Associate General Counsel. Prior to joining us in 2011, Mr. May was a shareholder at the Tulsa, Oklahoma office of GableGotwals law firm, specializing in securities law, mergers and acquisitions and energy transactions. He was elected a GableGotwals shareholder in 2003 and served on the firm's board of directors from 2008 until 2011. Prior to joining GableGotwals in 2001, Mr. May held various legal positions with Williams and served as an associate attorney at Skadden, Arps, Slate, Meagher & Flom.
Michael N. Mears, 49, currently serves as Chairman of the Board, President and CEO of our general partner. From 2008 through 2011, he served as COO of our general partner. Mr. Mears was a SVP of our general partner from 2003 through 2008. Prior to joining us in 2002, he served as a Vice President of subsidiaries of Williams from 1996 to 2002. Mr. Mears also worked in various management positions with Williams Pipe Line Company (now known as Magellan Pipeline Company, L.P.) since joining Williams in 1985.
Brett C. Riley, 42, currently serves as SVP, Business Development, of our general partner. Prior to joining us in 2003, Mr. Riley served as Director of Mergers & Acquisitions for a subsidiary of Williams from 2000 until 2003. He also served as Director of Financial Planning and Analysis for a subsidiary of Williams from 1998 to 2000. Mr. Riley also worked in various financial positions with MAPCO and Williams since 1992.
Jeff R. Selvidge, 51, currently serves as SVP, Transportation and Terminals, of our general partner. He was Vice President, Transportation, from 2007 to 2011. From 2003 through 2007, he served as Director, Transportation Marketing and Development. Prior to joining us in 2003, he worked for Williams in a variety of roles in the commercial group since joining Williams in 1990. From 1985 through 1990, Mr. Selvidge worked for Conoco in various midstream positions including Engineer, District Engineer for the West Texas/Rockies area and Business Development in the natural gas gathering, process and natural gas liquids business.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Compensation Discussion and Analysis
Our compensation program is administered by our compensation committee and consists of the following four components: (i) base salary; (ii) the Long-Term Incentive Plan ("LTIP"); (iii) annual non-equity incentive program (“AIP”); and (iv) health and retirement benefits. The objective of our compensation program is to compensate our NEOs in a manner that: (i) links our executive officers’ compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our unitholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly-talented executives.
Our NEOs include the following executive officers who were serving as such on December 31, 2011: our CEO, CFO and the top three other highest paid executive officers of our general partner. In addition, our former CEO who retired effective January 31, 2011, is also a NEO for 2011.
2011 Executive Compensation Highlights
The following discussion and analysis is designed to provide insight into our compensation philosophy, practices, plans and decisions. In summary:

•	We believe that rewards should be competitive with our peer group and based upon the performance of our partnership and the individual executive.

•	Our compensation committee exercises its judgment and discretion when reviewing partnership and individual performance relative to pre-determined financial and operational performance metrics.

•	Performance based awards continue to be a critical tool in providing appropriate incentives for our executive officers to create long-term value for our unitholders.

•
Our compensation programs are designed to drive performance that creates long-term value. Currently, our CEO’s compensation is heavily weighted towards performance goals aligned with our unitholders’ interest with 21% based on annual performance, 58% weighted toward long-term performance and the remaining 21% in base salary.

•
The Alerian MLP Index is a composite of the 50 most prominent energy master limited partnerships that provides investors with a comprehensive benchmark for our asset class. Our partnership's financial performance for the year ended December 31, 2011 outperformed the Alerian MLP Index. The incentive program payouts in which all employees participate, including our executive officers, reflect this high level of financial performance. The following graph compares the total unitholder return performance of our common units with the performance of (i) the Standard & Poor's 500 Stock Index ("S&P 500") and the (ii) the Alerian MLP index. The graph below assumes that $100 was invested in our common units and each comparison index beginning on December 29, 2006 and that all distributions or dividends were reinvested on a quarterly basis. The information provided below is being furnished to, and not filed with, the Securities and Exchange Commission ("SEC"). As such, this information is neither subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

$250
$200
$150
$100
$50
$-
Magellan Midstream Partners, L.P.
Alerian MLP Index
S&P 500
12/29/06
12/31/07
12/31/08
12/31/09
12/31/10
12/30/11

	12/29/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011
Magellan Midstream Partners, L.P.	$100.00	$118.87	$89.15	$138.22	$191.45	$245.70
Alerian MLP Index	$100.00	$112.72	$71.11	$125.45	$170.42	$194.07
S&P 500	$100.00	$105.48	$66.52	$84.07	$96.71	$98.76

•
We do not maintain formal employment agreements with our executive officers, thus base salaries and the receipt of awards under the LTIP and the AIP are determined according to the compensation philosophy and review processes instituted by our compensation committee.

•
The compensation risk analysis conducted annually by our compensation committee indicates our compensation program structures are not likely to result in a material adverse impact to the financial success of our organization.

Role of the Compensation Committee
Our compensation committee is composed of three independent members of our general partner's board of directors. The role of our compensation committee is to assist our general partner's board of directors in fulfilling its responsibility to motivate the executive officers of our general partner and key employees toward the achievement of certain business objectives and to align their focus with the long-term interest of our unitholders by recommending appropriate compensation for these executive officers and key employees. Our compensation committee has the authority to retain and terminate consultants, external counsel or other advisers or experts for this purpose and to determine the terms and conditions of any such engagement, including the authority to approve fees and other retention terms. Our compensation committee also has the authority to authorize, assign and/or delegate matters within its oversight, power or responsibility directly to a subcommittee of our general partner's board of directors or its employees, subject to limitations imposed by law or any plan or document.
Our compensation committee designs our executive compensation plans and policies in a way that is consistent with our broader compensation philosophy and strategy, leveraging the various components of compensation to seek to incent excellent performance. As set forth in its charter, our compensation committee reviews at least annually all components of compensation for our named executive officers and other executives with the rank of SVP or higher. In addition, our compensation committee verifies the achievement of and recommends to our general partner's board of directors:

•	Target compensation levels for each executive officer;

•	The mix between cash and equity compensation for the year;

•	Company incentive performance measures and goals for the year; and

•	The resulting cash and equity awards for each executive.
In making determinations about total compensation for our executive officers, our compensation committee takes into account a number of factors including the competitive market for talent, the particular executive officer's role, responsibilities, experience, performance and recommendations made by the CEO. Our compensation committee also engages independent executive compensation consultants or advisers as needed to assist in the determination of compensation for our executives. In addition, our compensation committee reviewed the results of the 2011 advisory vote of our unitholders approving our executive compensation program.
Role of the Compensation Consultant
Our compensation committee engaged the independent executive compensation consulting firm of Longnecker & Associates ("L&A") to assist with the annual evaluation of executive compensation and independent director compensation for 2011. L&A does not provide any other services to us or to our general partner's board of directors other than serving as the consultant for our compensation committee. L&A's role is to assist our compensation committee by:

•
Providing advice to our compensation committee with respect to executive compensation matters in light of our business strategy, historical compensation philosophy, prevailing market practices and unitholders' interests;

•	Providing our compensation committee with advice on relevant regulatory mandates regarding executive compensation;

•	Providing advice on our compensation peer group for competitive bench marking;

•	Providing advice on competitive market data on independent director compensation;

•	Working with our management team as required from time to time to discuss executive compensation issues and prepare for our compensation committee meetings; and

•	Providing advice as to the appropriate level of compensation relative to achievement of established performance metrics and goals in our incentive compensation plans.
Role of Management
Each year, executive management presents our annual strategic and financial plan to our general partner's board of directors for approval. The presentation includes a review of the expected financial performance of the company, the capital expenditure plan, as well as a consolidated three-year strategic and financial plan. The criteria and targets for our annual short-term incentive awards are recommended by the CEO to our compensation committee based on the strategic and financial plan approved by our general partner's board of directors. Upon the completion of each fiscal year, and once financial and operating results are final, executive management reviews our actual performance relative to the criteria and targets established for the performance year to determine the short-term incentive awards to be recommended to our compensation committee for each executive.
The executive compensation group in our human resources department, including our SVP, Human Resources and Administration, supports both our compensation committee and senior management in establishing management's recommendations regarding executive compensation, annual performance targets and providing periodic analysis and research regarding our executive compensation programs.
Market Analysis
In its annual evaluation of executive compensation for 2011, our compensation committee, in consultation with L&A, utilized peer data from 21 other companies or master limited partnerships ("MLPs"). Each company in our peer group was selected because it was in a business similar to ours and/or it was a company with which we compete for talent. Our 2011 peer group consisted of:
Alliance Resource Partners, L.P.    Enbridge Energy Partners, L.P.        ONEOK, Inc.
AmeriGas Partners, L.P.        Energy Transfer Partners, L.P.        Plains All American Pipeline, L.P.
Buckeye Partners, L.P.        Enterprise Products Partners, L.P.        Regency Energy Partners, L.P
Copano Energy, L.L.C.        Ferrellgas Partners, L.P.            Southern Union Company
Crosstex Energy, L.P.        Inergy, L.P.                Spectra Energy Corp.
DCP Midstream Partners, L.P.    MarkWest Energy Partners, L.P.        Sunoco Logistics Partners, L.P.
El Paso Corporation            NuStar Energy, L.P.            The Williams Companies, Inc.

Internal Analysis
In addition to market data, our compensation committee reviewed internal tally sheets to evaluate the appropriate amount of each NEO’s compensation based on the wealth accumulation of each individual NEO. Our compensation committee felt the wealth accumulated by our NEOs was in line with the increase in unitholder value and was, therefore, appropriate. An internal pay equity ratio of the CEO’s total compensation compared to all other NEOs’ total compensation, as well as to each level of compensation in our partnership, was also evaluated and determined to be appropriate by our compensation committee.
2011 Base Salary Increases
Base salary increases in 2011 for each NEO were derived from market analysis data for each position and were set at amounts deemed competitive in the various labor markets where we compete for executive talent. Mr. Wellendorf, our former CEO, retired January 31, 2011 and did not receive an increase in February 2011. Mr. Mears received a base salary increase effective February 1, 2011, the date he was promoted to President and CEO. All other NEOs who received a salary increase in 2011 had the increase effective with the second pay period in February 2011. The annual base salary for each NEO receiving an increase was as follows:

NEO	Base Salary After Increase	Percentage of Salary Increase
Michael N. Mears, CEO	$450,000	28%
John D. Chandler, CFO	$337,000	6%
Lonny Townsend	$292,000	6%
Brett Riley	$281,000	6%
Lisa Korner	$259,000	6%
Long-Term Equity Incentive Compensation
Our compensation committee believes it is important to place a significant percentage of the total compensation of each NEO subject to risks similar to the risks experienced by our unitholders. Our compensation committee accomplishes this objective by structuring a significant portion of our NEO's compensation in the form of long-term variable incentive compensation instead of base salary. Our compensation committee further believes that properly structured long-term performance-based compensation will encourage long-term management strategies that will benefit our unitholders. Our LTIP is designed to: (i) aid in the retention of key employees who are important to the success of our partnership; (ii) motivate employee contributions toward long-term growth through ownership in our partnership; and (iii) align potential increases in compensation to long-term increases in unitholder value.
Phantom Unit awards granted pursuant to our LTIP generally vest after three years, subject to attainment of applicable performance goals, and are subject to forfeiture if employment is terminated for any reason other than for retirement, death or disability prior to the vesting date. If an award recipient retires, dies or becomes disabled prior to the end of the vesting period, the recipient’s grant will be prorated based upon the completed months of employment during the vesting period and the award will be paid at the end of the vesting period. The awards do not have an early, or accelerated, vesting feature except when there is a change-in-control combined with an associated actual or constructive termination. The change-in-control provisions of our LTIP are discussed in the section below entitled “Termination or Change-in-Control Provisions” in this Compensation Discussion and Analysis. At the end of the vesting period, the awards will be paid to the recipients subject to a 20% discretionary increase or decrease for personal performance to be determined by our compensation committee.
2011 Phantom Unit Awards
Using the equity compensation philosophy described above along with the market analysis, it has been the practice of our compensation committee to grant performance-based Phantom Units to our NEOs during the first quarter of each year. In January 2011, our compensation committee developed LTIP payout targets for each NEO that our compensation committee believed to be reasonable compensation for the results delivered and competitive on a total compensation basis. The table below sets forth the 2011 Phantom Unit target for each NEO, other than Mr. Wellendorf who retired January 31, 2011 and did not receive an award, expressed both as a percentage of their annual base salary and a target value of the award along with the number of units awarded.

NEO	2011 Base Salary (a)	2011 LTIP Target (b)	Total Target Value (a * b)	Units Awarded(1)
Michael N. Mears, CEO	$450,000	270%	$1,215,000	21,437
John C. Chandler, CFO	$337,000	200%	$674,000	11,892
Lonny E. Townsend	$292,000	150%	$438,000	7,728
Brett C. Riley	$281,000	150%	$421,500	7,437
Lisa J. Korner	$259,000	150%	$388,500	6,855
(1) We used the closing price of our limited partner units on January 3, 2011 ($56.68) to calculate the number of phantom units awarded to each of our NEOs in 2011.
2011 Phantom Unit Awards Performance Metrics
As in prior years, the performance metric of distributable cash flow (“DCF”) excluding commodity-related activities per limited partner unit was chosen as the appropriate measure to link the NEOs’ potential increase in equity compensation to that realized by our unitholders. Our compensation committee utilizes DCF excluding commodity-related activities per limited partner unit for the third year of the three-year cliff vesting period as the metric to measure our long-term performance. In order to focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the performance metric excludes the impact of certain commodity-related activities. Our compensation committee approved the performance metric for the 2011 Phantom Unit awards as follows:

Metric	Threshold	Target	Stretch
2013 DCF excluding commodity-related activities (per limited partner unit outstanding)	$3.30	$3.70	$4.24
When actual results for the 2011 Phantom Unit awards are at or below threshold, the payout percentage will be 0%. When actual results are at target, the payout percentage is 100%, and when actual results are at or above stretch, the payout percentage maximum is 200%. The payout percentage for results between threshold, target and stretch are interpolated.
To further focus the NEOs on the business objective of year-over-year growth in cash flow generated by our core businesses, the 2011 Phantom Unit awards include the right to receive distribution equivalents during the three-year vesting period equal to the cumulative per unit distributions paid to our unitholders during that period. The distribution equivalents will be settled at the end of the vesting period based on the number of units paid to each recipient after the performance metric results have been determined.
2009 Phantom Unit Award Vesting
The 2009 Phantom Unit awards for our NEOs vested December 31, 2011. DCF per limited partner unit excluding commodity-related activities was the performance metric for these awards. After reviewing our Partnership's actual financial results, our compensation committee determined that our 2011 DCF excluding commodity-related activities exceeded the stretch performance metric goal and set the calculated payout percentage for the 2009 Phantom Unit awards at 200%. The performance metric goals for the 2009 Phantom Units awards are shown below:

Metric	Threshold	Target	Stretch	Calculated Payout Percentage
2011 DCF excluding commodity-related activities (per limited partner unit outstanding)	$2.36	$2.65	$2.97	200%
Once the metric results and payout percentage have been determined, our compensation committee has the discretion to increase or decrease the final payout by 20% based upon the personal performance of the NEO. At the December 2011 compensation committee meeting, our CEO recommended to pay out the 2009 Phantom Unit awards based upon the financial performance without an increase or decrease for personal performance. Based upon the CEO's recommendation and our compensation committee’s assessment of the NEOs’ performance at achieving the business goals over the three-year vesting period, including the performance of our CEO, our compensation committee approved the payout of the 2009 Phantom Unit awards without an adjustment for personal performance. The 2009 Phantom Unit awards vested for each NEO as follows:

NEO	2009 Phantom Unit Award (a)	Calculated Payout Percentage (b)	Vested 2009 Phantom Unit Award (a * b)
Michael N. Mears, CEO	17,485	200%	34,970
Don R. Wellendorf, Former CEO	29,805	200%	59,610
John D. Chandler, CFO	13,247	200%	26,494
Lonny E. Townsend	8,610	200%	17,220
Brett C. Riley	8,279	200%	16,558
Lisa J. Korner	7,617	200%	15,234
All payouts under our LTIP are excluded for consideration under the terms of our pension plan and the Magellan 401(k) Plan.
Annual Non-Equity Incentive Program
All employees, including our NEOs, are eligible for participation in the AIP. The objective of our AIP is to provide a flexible, annual pay-for-performance reward system that is paid out in cash. The design of our AIP fosters a collaborative culture by linking each employee to financial performance metrics and providing specific focus on operational, safety and environmental stewardship. Our AIP also puts more "at risk" for individual performance to encourage our employees to perform at a high level. Each year our executive officers present an annual and three-year strategic and financial business plan to our general partner's board of directors. During this review, our general partner's board of directors discuss the financial targets and operational and strategic goals of the partnership. Once the annual business plan is adopted, it is used as the basis for setting the performance metrics and targets of the AIP for that year.
Our compensation committee establishes a funding metric to ensure that certain levels of profitability are met before any AIP payments are made. If the funding metric is not attained, no AIP payout would be made, regardless of whether the relevant financial, safety, environmental and other performance targets have been reached. However, funding of our AIP remains at the discretion of our compensation committee regardless of funding metric results.
2011 AIP Target Awards
Our compensation committee utilized the market analysis to establish the appropriate 2011 AIP target levels for each NEO. The 2011 AIP NEO targets were as follows:

NEO	2011 AIP Target
Michael N. Mears, CEO	100%
Don R. Wellendorf, Former CEO	100%
John D. Chandler, CFO	80%
Lonny E. Townsend	70%
Brett C. Riley	70%
Lisa J. Korner	70%
2011 AIP Metrics
The funding and performance metrics of our 2011 AIP were the same for all participating employees, including our NEOs. The funding metric for our 2011 AIP was $342.0 million in DCF, which was the approximate amount of DCF required to maintain our 2011 distributions at the fourth quarter 2010 level for a full year. Actual DCF generated through October 2011 exceed the funding metric established by our compensation committee. Therefore, in December 2011, our compensation committee exercised its discretion to fund our AIP for 2011.
The performance metrics selected for 2011 included components that could be influenced by most employees within our partnership, thereby creating a clear line-of-sight for employees between performance and compensation. Each performance metric was chosen to reflect its importance to the partnership and was weighted by our compensation committee to reflect our major financial and operational objectives for the year. Each performance metric used for our AIP has an established threshold amount below which no payout would be made. This reflects the view of our compensation committee that it is inappropriate to pay annual non-equity incentive compensation for results that do not meet minimum performance expectations.
Threshold, target and stretch performance levels were set for each performance metric. After the initial funding metric was met, payout percentages for each performance metric were determined based on actual results attained for each metric multiplied by the weight assigned to that metric. When actual results are below threshold, the payout percentage is 0%; when actual results are at threshold, the payout percentage is 50%; when actual results are at target, the payout percentage is 100%; and when actual results are at or above stretch, the payout percentage is 200%. The payout percentage for results between threshold, target and stretch are interpolated. The payout percentage for each metric is then multiplied by the weight of the metric to calculate the total AIP payout result. The performance metrics and associated weights for the 2011 AIP were as follows:

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EBITDA less Maintenance Capital — 65% Weight — This metric focused attention on the ultimate means by which our operations provide a return to our partners; specifically, generating DCF from our core business. The attainment of target for this particular metric ensured that we generated sufficient cash flow to maintain or increase the distributions we paid to our unitholders.

•
Commodity-Related Activities — 10% Weight — Commodity margins reflect the contribution our commodity related activities have to the generation of distributable cash, but also recognize that most employees cannot directly impact the performance of these activities and market price changes can significantly influence results.

•
Operational Performance — 15% Weight — This discretionary portion of the payout focused attention on the health and safety of employees and on environmental stewardship. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

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OSHA Incident Rate ("IR") — 5% Weight — This metric focused specific attention on a key quantitative measure of the health and safety of our employees. Payout under this metric would have been zero if a fatality had occurred related to activities under our control.

•
Environmental — Human Error Releases — 5% Weight — This quantitative metric measures the number of releases of one barrel or more due to human error by an employee or a contractor under our control. Payout under this metric would have been zero if a fatality had occurred as a result of a release (regardless of human error).

When an acquisition occurs during the year, the AIP includes a provision stating the financial performance metrics will be adjusted to reflect the economics used to obtain approval of the acquisition. When an internal growth project is approved during the year, the AIP financial performance metrics are not adjusted since growth projects generally require several months to complete.
In October 2011, our compensation committee decided to exclude the environmental accrual under Section 185 of the Clean Air Act from the calculation of the 2011 metric results. At the time the financial metrics were established, we were aware of potential excess emission fees for the period of 2008 to 2011 related to regulations provided for under Section 185 of the Clean Air Act. However, based upon guidance from the Environmental Protection Agency ("EPA") and the Texas Commission for Environmental Quality, management did not believe such a fee was likely and therefore didn't include the fee in the 2011 plan and consequently the 2011 AIP metrics. In 2011, the U.S. Court of Appeals for the D.C. Circuit, in response to a legal challenge by an environmental group, vacated the EPA's guidance which increased the likelihood of a fee assessment. As a result, Magellan accrued $9.7 million in fees in 2011, the majority of which related to the fiscal years of 2008 through 2010. Had management believed this fee would occur, they would have included it in our 2011 plan projections and the 2011 AIP metric. Therefore, our compensation committee deemed this fee outside the scope of control of our employees and excluded this fee accrual from actual 2011 results. For more detailed information regarding the environmental accrual please refer to Note 16 - Commitments and Contingencies to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

2011 AIP Metric Results
In January 2012, our compensation committee approved the calculated payout percentage of 139.8% for the 2011 AIP by measuring our 2011 adjusted results against the performance metrics. The discretionary Operational Performance metric was awarded at 10%, 5% below target based upon our safety performance for the year. While our OSHA IR rate was better than industry averages, our 2011 performance was lower than our past performance. The table below provides the weights used for each performance metric of the 2011 AIP, the threshold, target and stretch levels established for 2011 performance, the actual 2011 results achieved and the calculated payout percentages for each metric.
2011 Annual Non-Equity Incentive Program
Performance Metrics and Year-end Results
($ in millions)

Performance Metric	Weight	2011 Adjusted Results	Threshold	Target	Stretch	Calculated Payout Percentage
EBITDA less Maintenance Capital	65%	$452.7	$413.3	$439.3	$466.3	97.1%
Commodity-Related Activities	10%	$123.8	$67.0	$87.0	$105.0	20.0%
Operational Performance	15%	Below Target	- Discretionary-			10.0%
Safety — OSHA IR	5%	1.93	2.00	1.00	0.70	2.7%
Environmental — Human Error Releases	5%	0	8	5	3	10.0%
	100%	Total Calculated Payout Percentage				139.8%
Our compensation committee had the discretion to make adjustments of up to 50% of the payout pool for all participants, including our NEOs, based upon personal performance. In December 2011, our CEO recommended to our compensation committee a payout to our NEOs without an increase or decrease for personal performance. Based upon the CEO recommendation and our compensation committee’s assessment of the NEOs’ performance at achieving the business goals for the year, including the performance of our CEO, our compensation committee approved the AIP payouts without an adjustment for personal performance. All payouts under our AIP are eligible for consideration under the terms of the Magellan Pension Plan and the Magellan 401(k) Plan, subject to Internal Revenue Service (“IRS”) limitations.
The calculations for our NEO's 2011 AIP payouts are as follows:

NEO	2011 Actual Base Salary (a)	2011 AIP Target (b)	2011 Calculated Payout Percentage (c)	2011 Calculated Payout Amount (a * b * c)
Michael N. Mears(1)	$441,932	98.5%	139.8%	$608,553
Don R. Wellendorf	$100,988	100%	139.8%	$141,181
John D. Chandler	$334,842	80%	139.8%	$374,487
Lonny E. Townsend	$290,130	70%	139.8%	$283,921
Brett C. Riley	$279,177	70%	139.8%	$273,203
Lisa J. Korner	$257,280	70%	139.8%	$251,774
(1) Mr. Mears' AIP target increased from 80% to 100% effective February 2011. Final 2011 AIP payout was based upon a prorated AIP target of 98.5%.
Benefits
The employee benefits available to eligible participants, including our NEOs, are designed to be competitive within the energy industry and are comprised of a pension plan, 401(k) plan and health and welfare plan. Our NEOs participate in these programs on a non-discriminatory basis on the same terms as our non-executive employees. Our NEOs do not participate in a supplemental employment retirement benefit (“SERP”) or a non-qualified deferred compensation arrangement of any kind.
Termination, Severance or Change-in-Control Provisions
None of our NEOs have an employment contract or agreement, whether written or unwritten, that provides for payments at, following or in connection with, any termination of employment or a change-in-control in our general partner other than the severance plan and other provisions in our LTIP that apply to our NEOs associated with position elimination or a change-in-control of our general partner. The terms provided for under the Magellan Executive Severance Plan and under the LTIP are as follows:

•	The Magellan Executive Severance Plan provides severance benefits to our NEOs, based on years of service for the following termination events:

•
Position Elimination - Benefits payable to the NEO are two weeks of base salary pay for every complete year of service with a minimum of six weeks of base salary and a maximum of fifty-two weeks of base salary; and

•
Change-in-Control - As defined in the plan, to receive severance pay benefits due to a change-in-control, the NEO must resign voluntarily for good reason or be terminated involuntarily for other than performance reasons within two years following a change-in-control. Benefits payable to the CEO are three times annual base salary and target AIP amount and two times annual base salary and target AIP amount for all other NEOs.

•
The change-in-control provisions of our LTIP state that in the event a participant, including any of our NEOs, resigns voluntarily for good reason or is terminated involuntarily for other than performance reasons within two years following a change-in-control as defined in the LTIP, all awards granted to that NEO will immediately vest and all performance criteria associated with the award grants will be deemed to have been achieved at their maximum level.

These levels of severance benefits are provided because they are consistent with the benefits provided by other MLPs with which we compete. In addition, we believe that change-in-control severance benefits help assure continuity of leadership both before and after the effective date of any change-in-control. Additional information and details regarding potential payments to our NEOs following a termination of employment can be found in the section below entitled “Potential Payments upon Termination or Change-in-Control.”
Executive Officer and Independent Director Equity Ownership Guidelines
We believe that a significant ownership in our entity by our executive officers and our independent directors leads to a stronger alignment of interests with our unitholders. Our equity ownership guidelines require each executive officer to own limited partner units in us, the intrinsic value of which is equal to or greater than a multiple of such executive officer's base salary. The guidelines also require each independent director to own limited partner units in us, either directly or through the Director Deferred Compensation Plan, the intrinsic value of which is equal to or greater than a multiple of such independent directors' annual equity retainer. The table below sets forth the required multiples for our executive officers and independent directors:

Multiple of Base Salary Required to be Held in Our Units
Chief Executive Officer	5 times Base Salary
All Other Executive Officers	3 times Base Salary
Independent Directors	3 times Annual Equity Retainer
Executive officers are required to achieve the applicable ownership requirement within five years of becoming subject to these guidelines. As of June 30, 2011, the annual testing date for compliance with this policy, all NEOs and independent directors were in compliance with these guidelines. These guidelines do not protect the executive officers or independent directors from any losses sustained through ownership of the units.
Departure of Two Named Executive Officers
Effective January 31, 2011, Don R. Wellendorf, our former Chairman of the Board, President and CEO retired. Effective with Mr. Wellendorf’s retirement, Michael N. Mears, our former COO, was elected Chairman of the Board, President and CEO of our general partner. Our general partner’s board of directors engaged Mr. Wellendorf as a consultant to us for a period of 12 months beginning February 1, 2011 to assist in the transition of his duties and responsibilities on an “as needed basis” and to provide other advisory and consulting services for consideration of $25,000 per month and an agreement that the 2009 and 2010 Phantom Unit awards that are performance based, a portion of which Mr. Wellendorf would have forfeited on his retirement date, would not be forfeited.
Lonny E. Townsend, our former SVP, General Counsel, Compliance and Ethics Officer and Assistant Secretary of our general partner retired effective January 2, 2012. Mr. Townsend is entitled to receive all benefits associated with his election to retire under the terms of each compensation and benefit plan.

Compensation Committee Report
We have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2011.
Submitted By:
Compensation Committee
Robert G. Croyle
James C. Kempner
James R. Montague, Chair
The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

Summary Compensation Table
The following table provides a summary of the total compensation expense for each of the fiscal years 2009, 2010 and 2011 awarded to, earned by or paid to the NEOs:

Name and Principal Position	Year	Salary(1)	Unit Awards	Non-Equity Incentive Program Compensation	Change in Pension Value(2)	All Other Compensation(3)	Total
Michael N. Mears, CEO and President	2011	$441,932	$1,245,704	$608,553	$66,151	$14,700	$2,377,040
	2010	$349,315	$875,261	$514,751	$7,946	$14,700	$1,761,973
	2009	$351,831	$402,573	$361,612	$25,530	$14,700	$1,156,246
Don R. Wellendorf, Former CEO and President(4)	2011	$100,988	$—	$141,181	$66,906	$306,059	$615,134
	2010	$476,331	$1,288,980	$877,401	$18,001	$14,700	$2,675,413
	2009	$479,769	$727,859	$821,845	$62,748	$14,700	$2,106,921
John D. Chandler, SVP and CFO	2011	$334,842	$691,044	$374,487	$50,996	$14,700	$1,466,069
	2010	$317,585	$636,602	$292,495	$5,523	$14,700	$1,266,905
	2009	$319,846	$330,713	$273,948	$16,585	$14,700	$955,792
Lonny E. Townsend, SVP, General Counsel and Compliance and Ethics Officer	2011	$290,130	$449,074	$283,921	$90,309	$14,700	$1,128,134
	2010	$275,185	$386,130	$253,445	$9,760	$14,700	$939,220
	2009	$277,200	$223,821	$237,422	$40,986	$14,700	$794,129
Brett C. Riley, SVP Business Development	2011	$279,177	$432,164	$273,203	$50,849	$14,700	$1,050,093
Lisa J. Korner, SVP Human Resources and Administration	2011	$257,280	$398,344	$251,774	$80,926	$14,700	$1,003,024

(1)
Our NEOs are paid on a bi-weekly basis. For calendar year 2009, there were 27 pay period end dates versus the standard 26 in a calendar year resulting in base salaries higher than the normal annualized salary.

(2)
Magellan does not offer deferred compensation programs for its NEOs, therefore, this column represents only the change in pension value for our NEOs. See narrative included with the “2011 Pension Benefits” table in this proxy statement for more details.

(3)
Magellan 401(k) Plan matching contributions of $14,700 for each NEO. Perquisites received by the NEOs, which primarily consist of parking in a secured garage within our office building, were insignificant. Mr. Wellendorf received $300,000 for consulting services subsequent to his retirement in January 2011. Please refer to the Departure of Two Named Executive Officers section of the Compensation Discussion and Analysis for details.

(4)
Mr. Wellendorf did not receive a 2011 Phantom Unit Award. Please refer to the Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table for information on the departure of our former CEO and the impact on his outstanding equity awards.

Grants of Plan-Based Awards

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Awards			Estimated Future Payouts Under Equity Incentive Awards			Grant Date Fair Value of Equity Incentive Awards(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael N. Mears, CEO	2/14/2011	$220,965	$435,302	$870,604	—	21,437	42,874	$1,245,704
Don R. Wellendorf, Former CEO(2)	2/14/2011	$50,494	$100,988	$201,976	—	—	—	—
John D. Chandler, CFO	2/14/2011	$133,937	$267,874	$535,748	—	11,892	23,784	$691,044
Lonny E. Townsend	2/14/2011	$101,546	$203,091	$406,184	—	7,728	15,456	$449,074
Brett C. Riley	2/14/2011	$97,712	$195,424	$390,848	—	7,437	14,874	$432,164
Lisa J. Korner	2/14/2011	$90,048	$180,096	$360,192	—	6,855	13,710	$398,344

(1)
The grant date fair value per limited partner unit of the 2011 Phantom Unit awards was $58.11. Fair value of the awards was based on the closing price of our limited partner units on February 14, 2011.

(2)
Mr. Wellendorf retired effective January 31, 2011 and did not receive a 2011 Phantom Unit Award. Please refer to the Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table below.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
In January 2011, our compensation committee set the targets and performance metrics for the 2011 AIP and the LTIP Phantom Unit awards. A discussion of the material terms of the 2011 AIP and 2011 Phantom Unit awards can be found in the “Compensation Discussion and Analysis” sections above.
Effective January 31, 2011, Don R. Wellendorf, our former Chairman of the Board, President and CEO retired. Therefore, Mr. Wellendorf did not receive a 2011 Phantom Unit Award. However, our general partner’s board of directors engaged Mr. Wellendorf as a consultant to us for a period of 12 months beginning February 1, 2011 to assist in the transition of his duties and responsibilities on an “as needed basis” and to provide other advisory and consulting services. The terms of the engagement included consideration that the performance based 2009 and 2010 Phantom Unit awards, a portion of which Mr. Wellendorf would have forfeited on his retirement date, would not be forfeited.  For accounting purposes, a portion of the 2009 and 2010 Phantom Unit awards, were deemed to have been forfeited and new awards were deemed to have been granted with a grant date of January 26, 2011 subject to the same financial metrics as originally established and the timing of the payout would be based on the originally established vesting date. For more detailed information regarding the accounting treatment related to these awards, please refer to Note 14 - Long-Term Incentive Plan to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Equity Retention Awards		Equity Incentive Plan Awards
NEO	Number of Retention-Based Units That Have Not Vested (#)	Market Value of Retention-Based Units That Have Not Vested (1) ($)	Number of Performance-Based Units That Have Not Vested (#)	Market Value of Performance-Based Units That Have Not Vested(1)(2) ($)
Michael N. Mears, CEO:
2010 performance award grant			16,431	$1,131,767
2010 retention award grant(3)	8,093	$557,446
2011 performance award			21,437	—
Total	8,093	$557,446	37,868	$1,131,767
Don R. Wellendorf, Former CEO:
2010 performance award grant			24,198	$1,666,758
2010 retention award grant(4)	4,290	$295,495
Total	4,290	$295,495	24,198	$1,666,758
John D. Chandler, CFO:
2010 performance award grant			11,951	$823,185
2010 retention award grant(3)	5,886	$405,428
2011 performance award			11,892	—
Total	5,886	$405,428	23,843	$823,185
Lonny E. Townsend:
2010 performance award grant			7,249	$499,311
2010 retention award grant(3)	3,570	$245,902
2011 performance award			7,728	—
Total	3,570	$245,902	14,977	$499,311
Brett C. Riley:
2010 performance award grant			6,970	$480,094
2010 retention award grant(3)	3,433	$236,465
2011 performance award			7,437	—
Total	3,433	$236,465	14,407	$480,094
Lisa J Korner:
2010 performance award grant			6,416	$441,934
2010 retention award grant(3)	3,160	$217,661
2011 performance award			6,855	—
Total	3,160	$217,661	13,271	$441,934

(1)	Represents the market value of the phantom units based on the closing price per unit of our common units of $68.88 on December 31, 2011.

(2)
The actual DCF per unit for 2011 was between the threshold and target metrics for the 2010 Phantom Unit awards and below the threshold metric for the 2011 Phantom Unit awards. Therefore, the payout amounts and values included in these columns assume a target payout for the 2010 Phantom Unit awards vesting December 31, 2012 and a threshold, or zero, payout for the 2011 Phantom Units vesting December 31, 2013.

(3)	The 2010 retention award grant vesting date is December 31, 2012. Payout of these award grants is subject only to the NEO’s continued employment with us on such date.

(4)
Mr. Wellendorf's original 2010 retention award was 11,918 units. The vesting date of these awards is December 31, 2012. Mr. Wellendorf's LTIP agreement provided that, in the event of his retirement, he would receive a pro rata payout of his retention awards based on the number of months he was employed during the vesting period. Upon his retirement January 31, 2011, his 2010 retention award was reduced to reflect his 13 months of employment during the 36-month retention period. See Note 14 - Long-Term Incentive Plan for further discussion of this matter.

Units Vested
The 2009 Phantom Unit awards granted to our NEOs vested on December 31, 2011. Refer to the “Compensation Discussion and Analysis” section for detailed information regarding the metric results. The values realized on vesting of our NEOs’ 2009 Phantom Unit awards were based on the December 31, 2011 closing price of our common units of $68.88 as follows:

NEO	Number of Units Acquired on Vesting	Value Realized on Vesting
Michael N. Mears, President and CEO	34,970	$2,408,734
Don R. Wellendorf, Former President and CEO	59,610	$4,105,937
John D. Chandler, CFO	26,494	$1,824,907
Lonny E. Townsend	17,220	$1,186,114
Brett C. Riley	16,558	$1,140,515
Lisa J. Korner	15,234	$1,049,318
2011 Pension Benefits
A pension plan exists for certain non-union employees, including our NEOs. This pension plan is a non-contributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974 and generally includes salaried employees who have completed at least one year of service. Our NEOs participate in this pension plan on the same terms as other participants.
The pension plan is a final average pay plan. Each participant’s accrued benefit is determined by a formula taking into consideration years of service (including years of service with Williams, a former employer of our NEOs) projected to age 65, final average pay and Social Security-covered compensation wages. The benefit is then offset by the benefit payable at normal retirement age from Williams’ pension plan. The benefit is earned by the participant based upon a service ratio, the numerator of which is years of service since December 31, 2003 and the denominator of which is the total years of service possible up to age 65 from January 1, 2004.
The pension plan offers single life annuity, joint and survivor life annuity and/or lump sum payment options. Compensation eligible for consideration under the plan includes base salary and our AIP awards up to the IRS limits, but excludes amounts payable in respect of LTIP awards. We do not provide a SERP benefit for our NEOs for any reason, including compensation limits imposed by the IRS.
The present value of accumulated benefits for our NEOs under the pension plan as of December 31, 2011 was as follows:

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefits
Michael M. Mears, CEO	Magellan Pension Plan	26	$160,128
Don R. Wellendorf, Former CEO	Magellan Pension Plan	31	$291,010
John D. Chandler, CFO	Magellan Pension Plan	19	$112,582
Lonny E. Townsend	Magellan Pension Plan	20	$244,951
Brett C. Riley	Magellan Pension Plan	19	$112,254
Lisa J. Korner	Magellan Pension Plan	22	$204,476
 The present value of accumulated benefits for each NEO was calculated as of December 31, 2011 based upon standard plan assumptions of a 4.39 discount rate and the Pension Protection Act mortality tables. For disclosures of all significant assumptions used by the pension plan, please refer to Note 9 – Employee Benefit Plans to our consolidated financial statements in our Annual Report on Form 10K for the year ended December 31, 2011. No payments to NEOs under the pension plan were made in 2011. Mr. Wellendorf, who retired January 31, 2011, elected to defer the commencement of his pension benefit until 2012.

Potential Payments Upon Termination or Change-in-Control
The amount of compensation payable to our NEOs in each termination event is listed in the table below, excluding our former CEO who retired January 31, 2011. For purposes of severance analysis, we assumed: (i) each NEO’s employment was terminated on December 31, 2011; (ii) payouts relative to the 2011 AIP were based on 2011 metric results; (iii) payouts under the LTIP are based on actual results, if known, or target level of performance and $68.88 per unit, the closing price of our limited partner units on December 31, 2011. For more information regarding these potential payouts, please see the section entitled “Compensation Discussion and Analysis — Termination or Change-in-Control Provisions.”
Potential Benefits and Payments Upon Termination or Change-in-Control
As of December 31, 2011

Separation or Termination Event	AIP	LTIP	Severance Benefits	Subsidized COBRA Benefits	Total
Michael N. Mears, CEO:
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$608,553	$1,245,458	$—	$—	$1,854,011
Involuntary Not for Cause Termination	$—	$—	$450,000	$1,156	$451,156
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$5,774,142	$2,700,000	$4,622	$8,478,764
Death or Disability(4)	$608,553	$1,245,458	$—	$—	$1,854,011

John D. Chandler, CFO
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$374,487	$821,008	$—	$—	$1,195,495
Involuntary Not for Cause Termination	$—	$—	$246,269	$3,568	$249,837
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$3,690,039	$1,213,200	$14,274	$4,917,513
Death or Disability(4)	$374,487	$821,008	$—	$—	$1,195,495

Lonny E. Townsend(5)
Voluntary Termination	$283,921	$509,799	$—	$—	$793,720
Normal or Early Retirement(1)	$283,921	$509,799	$—	$—	$793,720
Involuntary Not for Cause Termination	$283,921	$509,799	$224,650	$3,568	$1,021,938
For Cause Termination(2)	$283,921	$509,799	$—	$—	$793,720
Involuntary/Good Reason Termination(3)	$283,921	$2,309,133	$992,800	$14,274	$3,600,128
Death or Disability(4)	$283,921	$509,799	$—	$—	$793,720

Brett C. Riley
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$273,203	$490,325	$—	$—	$763,528
Involuntary Not for Cause Termination	$—	$—	$205,346	$3,568	$208,914
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$2,221,173	$955,400	$14,274	$3,190,847
Death or Disability(4)	$273,203	$490,325	$—	$—	$763,528

Lisa J. Korner
Voluntary Termination	$—	$—	$—	$—	$—
Normal or Early Retirement(1)	$251,775	$451,562	$—	$—	$703,337
Involuntary Not for Cause Termination	$—	$—	$219,154	$3,568	$222,722
For Cause Termination(2)	$—	$—	$—	$—	$—
Involuntary/Good Reason Termination(3)	$—	$2,045,874	$880,600	$14,274	$2,940,748
Death or Disability(4)	$251,775	$451,562	$—	$—	$703,337

(1)	The amounts above assume the NEO retires from the organization at age 55 or later and has at least 5 years of vesting service with the organization.

(2)
For Cause Termination - For Cause is defined as ; (i) willful failure to perform duties, (ii) gross negligence or willful misconduct which results in a significantly adverse effect upon Magellan (iii) willful violation or disregard of the code of business conduct or other published policy, or (iv) conviction of a crime involving an act of fraud, embezzlement, theft or any other act constituting a felony or causing material harm to Magellan.

(3)	A termination within two years of a change-in-control that occurs on an involuntary basis without cause or on a voluntary basis for Good Reason

(4)	Death or Disability — Disability is defined as the qualification requirements for benefits under the Magellan Long-Term Disability Plan.

(5)	Mr. Townsend was our only NEO eligible for retirement and would be eligible for a payout under the AIP and LTIP upon termination.

Director Compensation Table
Amounts earned by the independent members of our general partner's board of directors for the fiscal year ended December 31, 2011 were as follows:

Name	Retainer and Fees Paid or Deferred	Equity Retainer Paid or Deferred(1)	Total ($)
Walter R. Arnheim	$92,000	$70,004	$162,004
Robert G. Croyle	$76,000	$70,004	$146,004
Patrick C. Eilers	$74,000	$70,004	$144,004
James C. Kempner	$68,000	$69,947	$137,947
James R. Montague	$81,000	$70,004	$151,004
Barry R. Pearl	$77,000	$69,947	$146,947

(1)
Amounts reported in this column for equity retainers are reflected in the aggregate grant date fair value of common units granted pursuant to our LTIP during 2011. Individual grants of common units, including distribution equivalents in the Director Deferred Compensation Plan, were provided to the directors as follows:

Director and Date of Grant	Number of Units	Weighted Avg Grant Date Unit Price	Grant Date Fair Value
Walter R. Arnheim
01/01/2011(1)	1,239	$56.50	$70,004
Various Dates(2)	1,558	$60.00	93,475
Various Dates(3)	1,105	$59.85	66,129
Total	3,902		$229,607

Robert G. Croyle
01/01/2011(1)	1,239	$56.50	$70,004
Various Dates(3)	347	$59.85	20,766
Total	1,586		$90,770

Patrick C. Eilers
01/01/2011(1)	1,239	$56.50	$70,004
Various Dates(3)	258	$59.85	15,440
Total	1,497		$85,444

James C. Kempner
01/01/2011(1)	1,238	$56.50	$69,947
Total	1,238	56.50	$69,947

James R. Montague
01/01/2011(1)	1,239	$56.50	$70,004
Various Dates(3)	407	$59.85	24,357
Total	1,646		$94,360

Barry R. Pearl
01/01/2011(1)	1,238	$56.50	$69,947
Various Dates(2)	1,305	$60.00	78,296
Various Dates(3)	206	$59.85	12,328
Total	2,749		$160,571

(1)	Represents the 2011 annual equity retainer ($70,000) that was paid in units or deferred into the Director Deferred Compensation Plan.

(2)	Represents the meeting fees and audit committee chair retainer that was deferred into the Director Deferred Compensation Plan.

(3)	Represents the distribution equivalents earned under the Director Deferred Compensation Plan.
Narrative to Director Compensation Table
In 2011, independent directors of our general partner's board of directors received: (1) a cash retainer of $50,000; (2) an equity retainer of our limited partner units valued at $70,000; and (3) meeting fees of $1,500 for each board of directors and committee meeting attended. The chairmen of our audit and compensation committees and our presiding independent director each received an additional annual retainer of $15,000, $10,000 and $5,000, respectively. In addition, each director is reimbursed for out-of-pocket expenses in connection with attending board of directors or committee meetings. Each director is indemnified by us for actions associated with being a director of our general partner to the extent permitted under Delaware law. Beginning in 2012, the cash retainer increased to $60,000 and the equity retainer increased to $85,000 for each independent director.
Independent directors can elect annually to defer payment of each component of their compensation. All deferred compensation amounts are credited to the director's account in the form of phantom limited partner units, with distribution equivalent rights. Mr. Arnheim elected to defer both his cash and his equity compensation for 2011, Messrs. Croyle, Eilers and Montague elected to defer all their equity compensation and Mr. Pearl elected to defer his cash compensation. Mr. Kempner elected not to defer compensation for 2011. The following table presents each director's deferral balance status:
Director Compensation
Nonqualified Deferred Compensation Plan

Name	Beginning Balance January 1, 2011	2011 Deferred Compensation	2011 Distribution Equivalents	Market Value Gains/ (Loss)	Ending Balance December 31, 2011
Walter R. Arnheim
Market Value	$1,050,217	$162,004	$66,136	$270,729	$1,549,086
Number of Units	18,587	2,797	1,105		22,489

Robert G. Croyle
Market Value	$298,542	$70,004	$20,757	$83,836	$473,139
Number of Units	5,283	1,239	347		6,869

Patrick C. Eilers
Market Value	$204,225	$70,004	$15,432	$62,394	$352,055
Number of Units	3,614	1,239	258		5,111

James R. Montague
Market Value	$363,615	$70,004	$24,342	$98,718	$556,679
Number of Units	6,435	1,239	407		8,081

Barry R. Pearl
Market Value	$174,136	$77,053	$12,359	$52,854	$316,402
Number of Units	3,082	1,305	206		4,593

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Ernst & Young LLP was our independent registered public accounting firm for our 2011 audit and we have appointed Ernst & Young LLP to conduct our 2012 audit. In connection with our 2011 audit, we entered into an engagement agreement with Ernst & Young LLP, which sets forth the terms by which Ernst & Young LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures. A representative of Ernst & Young LLP will attend our annual meeting. The representative will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.
Audit Fees
The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual consolidated financial statements for the fiscal years ending December 31, 2010 and 2011, for reviews of our consolidated financial statements included in our Forms 10-Q for 2010 and 2011, for consultation concerning financial accounting and reporting standards during 2010 and 2011, for procedures related to registration statements and other SEC filings in 2010 and 2011 and for an audit of internal control over financial reporting for 2010 and 2011 were $1,320,000 and $1,290,000, respectively.
Audit-Related Fees
There were no fees billed during fiscal years 2010 and 2011 for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the caption “Audit Fees.”
Tax Fees
The aggregate fees billed in fiscal years 2010 and 2011 for professional services rendered by Ernst & Young LLP for tax advice and compliance were $17,948 and $46,104, respectively. These services included consultation concerning tax planning and compliance.
All Other Fees
No fees were billed in fiscal years 2010 and 2011 for products and services provided by Ernst & Young LLP, other than as set forth above.
Our audit committee of our general partner’s board of directors has adopted an audit committee charter, which is available on our website at www.magellanlp.com. The charter requires our audit committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm in accordance with the Audit and Non-Audit Services Pre-Approval Policy, which is an appendix to the audit committee charter. All services reported in the Audit, Audit-Related, Tax and All Other Fees categories above were approved by our audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of February 24, 2012, the number of our common units beneficially owned by: (1) each person who is known to us to beneficially own more than 5% of our common units; (2) the current directors and nominees of our general partner’s board of directors; (3) the current NEOs of our general partner; and (4) all current directors and executive officers of our general partner as a group. We obtained certain information in the table from filings made with the SEC.

Name and Address of Beneficial Owner, Director, Nominee or NEO	Our Common Units	Percentage of Common Units
Tortoise Capital Advisors, L.L.C.(1)	6,122,814	5.4
Walter R. Arnheim(2)	1,287	*
Robert G. Croyle(2)	1,879	*
Patrick C. Eilers(2)	522	*
James C. Kempner(2)	13,747	*
Michael N. Mears(2)	63,733	*
James R. Montague(2)	10,976	*
Barry R. Pearl(2)	4,084	*
John D. Chandler(2)	77,788	*
Lisa J. Korner(2)	30,778	*
Brett C. Riley(2)	28,060	*
All Current Directors and Executive Officers as a Group (13 persons)	266,550	*

*	represents less than 1%

(1)
A filing with the SEC on February 10, 2012 indicates that Tortoise Capital Advisors, L.L.C., an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act, may be deemed to be the beneficial owner of the number of common units above indicated. The address of Tortoise Capital Advisors, L.L.C. is 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

(2)	The contact address for our directors and nominees, NEOs and executive officers is One Williams Center, Tulsa, Oklahoma 74172.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The table set forth below provides information concerning awards that may be issued from the LTIP as of December 31, 2011. For more information regarding the material features of the LTIP, please read Note 14 — Long-Term Incentive Plan of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Plan Category	Number of Securities to be Issued upon Exercise/Vesting of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of this Table)
Equity Compensation Plans Approved by Security Holders	745,412	1,459,466
Total	745,412	1,459,466

(1)
Phantom units and performance awards are the only types of awards that may be granted pursuant to the LTIP. The amount above includes units held in reserve for potential performance results. We have the right to issue new units as part of the LTIP, and we have the right to settle any future LTIP awards with cash. Units or cash awarded pursuant to the LTIP are granted without payment by the participant. Taxes are withheld from the award to cover the participant’s mandatory minimum tax withholdings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our compensation committee during the last fiscal year were Messrs. Croyle, Kempner and Montague. No member of our compensation committee has ever served as an officer or employee of the Partnership or our general partner.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS
Transactions with Related Persons
Effective January 31, 2011, Don R. Wellendorf, the former Chairman of the Board, President and CEO of our general partner, retired. Effective with Mr. Wellendorf’s retirement, Michael N. Mears, our former COO, was elected Chairman of the Board, President and CEO of our general partner. Our general partner’s board of directors engaged Mr. Wellendorf as a consultant to us for a period of 12 months beginning February 1, 2011 to assist in the transition of his duties and responsibilities on an “as needed basis” and to provide other advisory and consulting services for consideration of $25,000 per month and an agreement that the 2009 and 2010 Phantom Unit awards that are performance based, a portion of which Mr. Wellendorf would have forfeited on his retirement date, would not be forfeited. The agreement provided that the payout of these awards would be subject to the same financial metrics as originally established and the timing of the payout would be based on the originally-established vesting date. For accounting purposes, these awards were deemed forfeited and new awards were deemed to have been granted with a grant date of January 26, 2011.  For more detailed information regarding the accounting treatment related to these awards, please refer to Note 14 - Long-Term Incentive Plan to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.
Review, Approval or Ratification of Transactions with Related Persons
Recognizing that related person transactions present a heightened risk of conflicts of interest and/or improper valuation, our general partner’s board of directors has adopted a written policy, which must be followed in connection with all related person transactions involving us or our subsidiaries. Under this policy, any related person transaction may be entered into or continue only if approved as follows:

•	By a specially appointed conflicts committee of our general partner’s board of directors;

•
If the related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), then the CEO of our general partner has authority to approve the transaction. The CEO’s signature on an authorization for expenditure form with a related person is conclusive evidence of his approval pursuant to the policy. If we will be entering into several transactions of the same type over a period of time with a related person, the CEO may pre-approve all such transactions, but must review such pre-approvals not less than annually; or

•	Any other related person transaction may be approved by a majority of the disinterested directors on our general partner’s board of directors.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of our general partner and persons who beneficially own more than 10% of our common units to file ownership and changes in ownership reports with the SEC and the NYSE. The SEC regulations also require that a copy of all these filed Section 16(a) forms must be furnished to us by the directors and executive officers of our general partner and persons beneficially owning more than 10% of our common units. Based on a review of the copies of these forms and amendments thereto with respect to 2011, we are aware of no late filings.
CODE OF ETHICS
Our general partner’s board of directors has adopted a code of ethics that applies to our general partner’s principal executive officer, Michael N. Mears, and principal financial and accounting officer, John D. Chandler, and a code of business conduct that applies to all officers and directors of our general partner and to our employees. You may view each of these codes on our website at www.magellanlp.com.
UNITHOLDER PROPOSALS FOR 2013
ANNUAL MEETING OF LIMITED PARTNERS
Any common unitholder entitled to vote at our 2013 annual meeting of limited partners can nominate persons for election to the board of directors of our general partner or submit other proposals for consideration at the annual meeting by complying with the notice procedures discussed below. Your ability to nominate persons for election to our general partner’s board of directors is limited by the NYSE listing requirements regarding the independence and experience of directors of our general partner’s board or committees thereof. SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to take part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.
As required by the SEC rules, the deadline for submitting any proposal for consideration at our 2013 annual meeting is October 27, 2012. However, our limited partnership agreement allows a unitholder to nominate a person to our general partner's board of directors between December 10, 2012 and December 25, 2012. To submit a proposal, written notice must be delivered to our general partner at One Williams Center, Tulsa, Oklahoma 74172 and must include: (1) information regarding the proposal or as to each person whom the unitholder proposes to nominate for election or re-election as a director of our general partner, all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director of our general partner if elected); and (2) as to the unitholder giving the notice: (i) the name and address of such unitholder; and (ii) the class and number of units which are owned by the unitholder.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
We file annual, quarterly and current reports and proxy statements with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-202-551-8090 for further information on the public reference room and its copy charges. We maintain a website at www.magellanlp.com, through which we make our SEC filings available.
You may request a copy of the audit and compensation committee charters and Corporate Governance Guidelines of our general partner’s board of directors and our code of ethics, code of business conduct, annual report or SEC filings without charge, or directions to our annual meeting by calling or writing to us at the following address:
Investor Relations Department
Magellan Midstream Partners, L.P.
One Williams Center
Tulsa, Oklahoma 74172
Local phone: (918) 574-7000
Toll-free phone: (877) 934-6571
If you would like to request documents from us, please do so at least 10 business days before the date of the annual meeting in order to receive timely delivery of the documents before the annual meeting.
You should rely only on the information contained in this proxy statement to vote your units at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement.
The information contained in this document is applicable as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

FORM OF PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 10:00 a.m., Central Time, on April 24, 2012.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/MMP.

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US Territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X
Annual Meeting Proxy Card

˜ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ˜
A Proposals – The Board recommends a vote FOR all nominees and FOR Proposal 2 and Proposal 3.

1. Election of Directors:	For	Withhold
01 – Robert G. Croyle	☐	☐
02 – Barry R. Pearl	☐	☐

2. Advisory Resolution to Approve Executive Compensation	For	Against	Abstain
	☐	☐	☐

3. Ratification of Appointment of Independent Auditor	For	Against	Abstain
	☐	☐	☐

B Non-Voting Items

Change of Address – Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐
C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 –Please keep signature within the box.	Signature 2 – Please keep signature within the box.

Proxy – Magellan Midstream Partners, L.P.

Notice of 2012 Annual Meeting of Limited Partners
Williams Resource Center
One Williams Center
Tulsa, Oklahoma
Proxy Solicited by Board of Directors for the Annual Meeting – April 24, 2012, 10:00 a.m. Central Time

The undersigned hereby appoints Douglas J. May and Michael N. Mears, or either of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the common units of Magellan Midstream Partners, L.P. (the "Partnership") that the undersigned may be entitled to vote at the Annual Meeting of Limited Partners of the Partnership to be held on April 24, 2012 or at any postponement or adjournment thereof in the manner shown on this form as to the matters listed on the reverse side and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, with all the rights and powers the undersigned would possess if personally present.

This proxy when properly executed will be voted in the manner directed on the reverse side, or if no such direction is indicated on the reverse side, in accordance with the recommendation of the board of directors of the general partner.